Exhibit 99.1

PRESS RELEASE

May 9, 2011

FUTUREFUEL REPORTS FIRST QUARTER 2011 RESULTS

Clayton, Missouri – FutureFuel Corp. (NYSE: FF) (“FutureFuel”), a manufacturer of custom and performance chemicals and biofuels, today announced its results for the first quarter of 2011.

Recent financial and operating highlights include:

•	First quarter revenues were $55,241,000, up 16% from the first quarter of 2010.

•	First quarter adjusted EBITDA was $8,882,000, up 9% from the first quarter of 2010.

•	First quarter net income was $2,716,000, down 26% from the first quarter of 2010.

•	Cash and cash equivalents (including restricted cash and cash equivalents) and marketable and auction rate securities were $136,062,000 compared to $117,650,000 at March 31, 2010.

Financial Overview and Key Operating Metrics

Financial and operating metrics, which include non-GAAP financial measures, include:

FutureFuel Corp.
Certain Financial and Operating Metrics
(Dollars in thousands, except per share amounts)
(Unaudited)

	As of and For the Three Months Ended March 31,
	2011	2010	Change	% Change
Revenue	$55,241	$47,763	$7,478	16%
Income from operations	$3,220	$5,779	$(2,559)	(44)%
Net income	$2,716	$3,659	$(943)	(26)%
Earnings per common share – basic	$0.07	$0.13	$(0.06)	(46)%
Earnings per common share – diluted	$0.07	$0.12	$(0.05)	(42)%
Capital expenditures	$8,163	$2,394	$5,769	241%
Cash and cash equivalents (including restricted cash and cash equivalents and marketable and auction rate securities)	$136,062	$117,650	$18,412	16%
Adjusted EBITDA	$8,882	$8,164	$718	9%

Management Comments

“The first quarter of 2011 was a mixed bag for FutureFuel.  Although we are proud of the many accomplishments we achieved that have positioned us well for the remainder of the year,” said Lee Mikles, chief executive officer and president of FutureFuel, “we still have some areas for improvement.”  “Our common stock began trading on the New York Stock Exchange under the symbol “FF”.  In addition, while the lingering effects of the challenging economy on the small business sector have resulted in continued pressure on FutureFuel, our increase in revenues in the first quarter of 2011 is an encouraging sign of economic improvement as well as customer satisfaction with our products.  However, our net income for the first three months of 2011 declined approximately $0.9 million when compared to the first three months of 2010.  This decline included a $3.8 million loss on derivative instruments due to hedging activities.  We note that there is an expected timing difference between when these losses are recognized and when the biofuel inventory that is being hedged is sold.  With the reinstatement of the $1.00 per gallon federal fuel blenders’ credit this year, we believe our biofuels business segment will show growth in 2011.”

First Quarter Financial and Business Summery

Revenue

FutureFuel reported revenues of $55.2 million for the first quarter of 2011, an increase of 16% from the first quarter of 2010.  The chemicals segment revenues were $44.7 million, an increase of 3% from the first quarter of 2010, and the biofuels segment revenues were $10.5 million, an increase of 153% from the first quarter of 2010.  Chemical revenues were up despite revenues from the bleach activator decreasing in the current quarter due to reduced volumes, as price and volume differences seen in other products resulted in an overall increase in chemical revenues.

Increased revenues in the first quarter of 2011 compared to the first quarter of 2010 from the biofuels segment resulted from increased regional sales of blended biodiesel and unblended petrodiesel.  The volumes of biodiesel and blended biodiesel sold in the first quarter of 2010 were limited due to the expiration of the $1.00 biodiesel blender’s credit.  With the reinstatement of this credit in December 2010, biodiesel sales have resumed.  The reinstatement of the biodiesel blender’s credit in December 2010 after its expiration in December 2009 makes a comparison of first quarter 2011 activity to first quarter 2010 activity meaningless.

Income from Operations and Segment Gross Margins

FutureFuel reported income from operations of $3.2 million for the first quarter of 2011, a decrease of 44% from the first quarter of 2010.  FutureFuel does not report income from operations by segment, but does report segment gross margin.  The chemicals segment gross margin was $7.8 million, a decrease of 16% from the first quarter of 2010, and the biofuels segment gross margin was $(2.8) million, a decrease of 116% from the first quarter of 2010.

Chemicals segment gross margin decreased primarily due to cost increases which we could not pass along to customers.  The decrease in biofuels segment gross margin was primarily the result of losses on derivative instruments which are a component of FutureFuel’s hedging activities.  Such losses totaled $3.8 million in the first three months of 2011 as compared to losses of $0.4 million in the first three months of 2010.  Our immediate recognition of derivative instrument gains and losses can cause net income to be volatile from quarter to quarter due to the timing of the valuation change in the derivative instruments relative to the sale of biofuel.

Net Income and Earnings Per Share

FutureFuel reported net income of $2.7 million for the first quarter of 2011, a decrease of 26% from the first quarter of 2010.  FutureFuel does not report net income by segment.  Basic earnings per share and diluted earnings per share for the first quarter of 2011 were $0.07 and $0.07, respectively, a decrease of 46% and 42% from the first quarter of 2010.  Net income was detrimentally impacted by the $3.8 million in losses on derivative instruments as discussed above, together with certain cost increases which could not be passed along to customers.

Adjusted EBITDA

Adjusted EBITDA for the first quarter of 2011 was $8.9 million compared to $8.2 million for the first quarter of 2010, an increase of 9%.

Capital Expenditures

Capital expenditures were $8.2 million during the first quarter of 2011 compared to $2.4 million during the first quarter of 2010.  This increase was primarily due to progress made on capital projects FutureFuel has undertaken on behalf of its customers.

Cash and Cash Equivalents and Marketable and Auction Rate Securities

Cash and cash equivalents (including restricted cash and cash equivalents) and marketable and auction rate securities amounted to $136.1 million at the end of the first quarter of 2011, as compared with $117.7 million at the end of the first quarter of 2010.  These items increased primarily due to the exercise of warrants during 2010 and the cash generated by FutureFuel’s operations.

About FutureFuel

FutureFuel is a leading manufacturer of diversified chemical products and biobased products comprised of biofuels and biobased specialty chemical products.  In its chemicals business, it manufactures specialty chemicals for specific customers (“custom manufacturing”) as well as multi-customer specialty chemicals (“performance chemicals”).  Its custom manufacturing product portfolio includes a bleach activator for a major detergent manufacturer, a proprietary herbicide and intermediates for a major life sciences company, and chlorinated polyolefin adhesion promoters and antioxidant precursors for a major chemical company.  The performance chemicals product portfolio includes polymer (nylon) modifiers and several small-volume specialty chemicals for diverse applications.  In its biofuels segment, the company predominantly produces biodiesel.  Visit www.futurefuelcorporation.com for more information on FutureFuel.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements deal with FutureFuel’s current plans, intentions, beliefs, and expectations, and statements of future economic performance.  Statements containing such terms as “believe,” “do not believe,” “plan,” “expect,” “intend,” “estimate,” “anticipate,” and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements.  In addition, from time to time FutureFuel or its representatives have made or will make forward-looking statements orally or in writing.  Furthermore, such forward-looking statements may be included in various filings that the company makes with United States Securities and Exchange Commission (the “SEC”), or in press releases, or in oral statements made by or with the approval of one of FutureFuel’s authorized executive officers.

These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements.  Factors that might cause actual results to differ include, but are not limited to, those set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in FutureFuel’s Form 10-K Annual Report for the year ended December 31, 2010 and in its future filings made with the SEC.  An investor should not place undue reliance on any forward-looking statements contained in this document which reflect FutureFuel’s management’s opinions only as of their respective dates.  Except as required by law, the company undertakes no obligation to revise or publicly release the results of any revisions to forward-looking statements.  The risks and uncertainties described in this document and in current and future filings with the SEC are not the only ones FutureFuel faces.  New factors emerge from time to time, and it is not possible for the company to predict which will arise.  There may be additional risks not presently known to the company or that the company currently believes are immaterial to its business.  In addition, FutureFuel cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.  If any such risks occur, FutureFuel’s business, operating results, liquidity, and financial condition could be materially affected in an adverse manner.  An investor should consult any additional disclosures FutureFuel has made or will make in its reports to the SEC on Forms 10-K, 10-Q, and 8-K, and any amendments thereto.  All subsequent written and oral forward-looking statements attributable to FutureFuel or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements contained in this document.

Non-GAAP Financial Measures

In this press release, FutureFuel used adjusted EBITDA as a key operating metric.  Adjusted EBITDA is a non-GAAP financial measure.  Adjusted EBITDA is not a substitute for operating income, net income, or cash flow from operating activities (each as determined in accordance with GAAP), as a measure of performance or liquidity.  Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP.  FutureFuel defines adjusted EBITDA as net income before interest, income taxes, depreciation, and amortization expenses, excluding, when applicable, non-cash share-based compensation, public offering expenses, acquisition-related transaction costs, purchase accounting adjustments, loss on disposal of property and equipment, gains or losses on derivative instruments, and other non-operating income or expense.  Information relating to adjusted EBITDA is provided so that investors have the same data that management employs in assessing the overall operation of FutureFuel’s business.  FutureFuel’s calculation of adjusted EBITDA may be different from similarly titled measures used by other companies; therefore, the results of its calculation are not necessarily comparable to the results of other companies.

Adjusted EBITDA allows FutureFuel’s chief operating decision makers to assess the performance of FutureFuel’s business on a consolidated basis to assess the ability of its operating segments to produce operating cash flow to fund working capital needs, to fund capital expenditures, and to pay dividends.  In particular, FutureFuel management believes that adjusted EBITDA permits a comparative assessment of FutureFuel’s operating performance, relative to a performance based on GAAP results, while isolating the effects of depreciation and amortization, which may vary among its operating segments without any correlation to their underlying operating performance, and of non-cash share-based compensation, which is a non-cash expense that varies widely among similar companies, and gains and losses on derivative instruments, whose immediate recognition can cause net income to be volatile from quarter to quarter due to the timing of the valuation change in the derivative instruments relative to the sale of biofuel.

A table included in this earnings release reconciles adjusted EBITDA with net income, the most directly comparable GAAP financial measure.

FutureFuel Corp.
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	(Unaudited) March 31, 2011	December 31, 2010
Assets
Cash and cash equivalents	$79,363	$91,057
Accounts receivable, net of allowances of $10	27,074	35,165
Inventory	41,199	37,372
Marketable securities	52,014	28,200
Restricted cash and cash equivalents	4,685	21,086
Other current assets	2,313	2,774
Total current assets	206,648	215,654
Property, plant and equipment, net	131,816	125,007
Other assets	2,316	2,495
Total noncurrent assets	134,132	127,502
Total Assets	$340,780	$343,156

Liabilities and Stockholders’ Equity
Accounts payable	$22,964	$15,096
Short position – marketable debt securities	2,579	19,295
Other current liabilities	10,207	9,768
Total current liabilities	35,750	44,159
Deferred revenue – long-term	23,162	17,118
Other noncurrent liabilities	29,806	29,556
Total noncurrent liabilities	52,968	46,674
Total Liabilities	88,718	90,833
Commitments and contingencies
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.0001 par value, 75,000,000 shares authorized, 39,983,849 and 39,978,849 issued and outstanding as of March 31, 2011 and December 31, 2010, respectively	4	4
Accumulated other comprehensive income	1,512	525
Additional paid in capital	237,158	237,123
Retained earnings	13,388	14,671
Total stockholders’ equity	252,062	252,323
Total Liabilities and Stockholders’ Equity	$340,780	$343,156

FutureFuel Corp.
Condensed Consolidated Statements of Operations and Comprehensive Income
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2011	2010
Revenues	$55,241	$47,763
Cost of goods sold and distribution	50,242	39,822
Gross profit	4,999	7,941
Selling, general and administrative expenses	1,026	1,262
Research and development expenses	753	900
	1,779	2,162
Income from operations	3,220	5,779
Other income	732	140
Income before income taxes	3,952	5,919
Provision for income taxes	1,236	2,260
Net income	$2,716	$3,659

Earnings per common share
Basic	$0.07	$0.13
Diluted	$0.07	$0.12
Weighted average shares outstanding
Basic	39,982,905	29,265,383
Diluted	40,131,086	30,957,968

Comprehensive Income
Net income	$2,716	$3,659
Other comprehensive income, net of tax of $618 in 2011 and $77 in 2010	987	126
Comprehensive income	$3,703	$3,785

FutureFuel Corp.
Reconciliation of Non-GAAP Financial Measure to Financial Measure
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2011	2010
Adjusted EBITDA	$8,882	$8,164
Depreciation and amortization	(1,911)	(1,937)
Non-cash share-based compensation	-	-
Interest income	776	122
Interest expense	(134)	(6)
Loss on disposal of property and equipment	(6)	(24)
Losses on derivative instruments	(3,750)	(400)
Other income, net	95	-
Income tax expense	(1,236)	(2,260)
Net income	$2,716	$3,659

FutureFuel Corp.
Condensed Consolidated Segment Income
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2011	2010
Revenues
Chemicals	$44,695	$43,602
Biofuels	10,546	4,161
Revenues	$55,241	$47,763

Segment gross profit
Chemicals	$7,774	$9,226
Biofuels	(2,775)	(1,285)
Segment gross margins	4,999	7,941
Corporate expenses	(1,779)	(2,162)
Income before interest and taxes	3,220	5,779
Interest and other income	871	146
Interest and other expense	(139)	(6)
Provision for income taxes	(1,236)	(2,260)
Net income	$2,716	$3,659

Depreciation is allocated to segment costs of goods sold based on plant usage.  The total assets and capital expenditures of FutureFuel have not been allocated to individual segments as large portions of these assets are shared to varying degrees by each segment, causing such an allocation to be of little value.

The following table sets forth FutureFuel’s summary historical financial and operating data for the periods indicated below.  This summary historic financial and operating data has been derived from FutureFuel’s consolidated financial statements for the twelve months ended December 31, 2007 (FutureFuel’s first full year after acquiring FutureFuel Chemical Company), 2008, 2009, and 2010.  The information presented in the table below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and FutureFuel’s financial statements and notes thereto.

(Dollars in thousands, except per share amounts)
(Unaudited)

Item	Twelve Months Ended December 31, 2010	Twelve Months Ended December 31, 2009	Twelve Months Ended December 31, 2008	Twelve Months Ended December 31, 2007
Operating revenues	$219,183	$196,711	$198,330	$169,788
Net income	$23,094	$16,992	$22,675	$8,408
Earnings per common share:
Basic	$0.63	$0.60	$0.84	$0.31
Diluted	$0.62	$0.58	$0.82	$0.26
Total Assets	$343,156	$246,007	$238,126	$216,113
Long-term obligations	$46,674	$34,842	$34,377	$24,353
Cash dividends per common share	$0.80	$0.30	$0.70	$0.00
Net cash provided by operating activities	$17,839	$25,883	$36,275	$21,554
Net cash provided by (used in) investing activities	$(30,767)	$21,430	$(52,009)	$(29,978)
Net cash provided by (used in) financing activities	$38,473	$(9,256)	$(11,466)	$(50)
Adjusted EBITDA	$40,930	$33,230	$29,301	$21,317

Contact:

FutureFuel Corp.
Lee E. Mikles
(805) 565-9800